EXHIBIT 99.1

Skyline Medical Reports 2017 Second Quarter Financial Results

Conference call begins at 11:00 a.m. Eastern time tomorrow August 15

MINNEAPOLIS, Aug. 14, 2017 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or “the Company”), developer of the innovative STREAMWAY® waste fluid disposal system for medical applications (“STREAMWAY”), reports financial results for the three and six months ended June 30, 2017 and provides a business update.

Highlights of the second quarter of 2017 and recent weeks include:

  Signed a definitive agreement to merge with CytoBioscience
  Received CE mark for the STREAMWAY System
  Engaged a consultant to secure STREAMWAY distributors throughout Europe and Canada
  Signed a short-term exclusive agreement with Alliant Healthcare, a Service-Disabled Veteran-Owned Small Business, to sell STREAMWAY to U.S. government agencies
  Increased revenue by 25% to $106,822 from $85,422 for the second quarter of 2016
  Continued to garner significant interest in STREAMWAY as evidenced by the growing number of quotes outstanding and requests for demonstrations
  Advanced STREAMWAY sales and marketing focus on the radiology marketplace with booths at the AHRA’s 45th Annual Meeting and Exposition in Anaheim, Calif., the AHRA local meeting in San Antonio and the CleanMed Conference in Minneapolis
  Improved customer use of disposable filters and cleaning products as part of an ongoing awareness campaign

Management Commentary

“We are encouraged by the progress we have made in broadening awareness for the STREAMWAY System and by the reception we are getting from our increased participation at important medical conferences.  This visibility, along with a newly hired sales team of five professionals, has resulted in a substantial increase in the number of potential customers seeking demonstrations of the STREAMWAY and in requests for quotes,” said Dr. Carl Schwartz, chief executive officer of Skyline Medical.  “In the second quarter we continued to present the STREAMWAY System at record pace to potential customers; our sales cycle is long, but we have already started to see success with sales occurring in the third quarter. Our awareness campaign to improve the use of disposable filters and cleaning products is starting to take hold, and represent an important source of recurring revenue.

“We have engaged a consultant to secure distributors throughout Europe and Canada to sell the STREAMWAY System, with an initial focus on certain large EU countries.  In addition, we are hiring independent sales representatives in the U.S. over the next six months, beginning with our first sales representative signed in August.”

Dr. Schwartz added, “Last week we announced a definitive agreement to merge with CytoBioscience, a medical technology company that designs and manufactures instruments for ion channel screening and protein solubility analytics.  They also provide in vitro contract research services and the cell lines, buffers, solutions and microchips used in the instruments it manufactures and in others.  CytoBioscience has a world-renowned scientific and technical staff, collaborative partnerships with leading pharmaceutical companies and strategic alliances with key groups and academic institutions.   Their current order backlog is $6 million primarily in contract research work. We expect to complete the merger by the end of September and thereafter leverage each other’s competencies to grow both businesses more rapidly than either of us could do alone.”

Financial Results

Revenue for the three months ended June 30, 2017 was $106,822, compared with $85,422 for the three months ended June 30, 2016.  Revenue was derived from the sale of STREAMWAY disposable products during each of these periods.

Gross profit for the three months ended June 30, 2017 was $84,812 or 79.4% of revenue, compared with $48,656 or 57.0% of revenue for the same period in 2016. The increase is largely due to reduced margins in the 2016 period as the Company replaced many STREAMWAY units with its next-generation model at no cost to the customer.

Total operating expenses for the three months ended June 30, 2017 were $2,628,482, compared with $2,609,937 for the three months ended June 30, 2016.  General and Administrative expenses and operating expenses were slightly lower, but were offset by higher sales and marketing expenses.

Net loss available to common shareholders for the three months ended June 30, 2017 was $2,543,670, or $0.41 per share on 6,167,689 weighted average shares outstanding.  This compares with a net loss available to common shareholders for the three months ended June 30, 2016 of $2,561,281, or $0.95 per share on 2,695,203 weighted average shares outstanding.

The Company had cash, cash equivalents and marketable securities of $3,853,023 as of June 30, 2017, compared with $2,148,419 as of December 31, 2016.  The Company raised gross proceeds of $4,295,812 in an underwritten public offering of stock and warrants during the first quarter of 2017.

Revenue for the six months ended June 30, 2017 was $281,988, compared with $182,326 for the six months ended June 30, 2016.  Total operating expenses for the six months ended June 30, 2017 were $4,108,502, compared with $4,797,327 for the six months ended June 30, 2016.  The decline was primarily due to a $604,000 decrease in General and Administrative expenses attributed in part to a settlement with the Company’s former chief executive officer in the 2016 period and a decrease $252,000 in operations expense, partially offset by an increase in Sales and Marketing expenses of $168,000 largely due to the hiring of additional sales staff.  Net loss available to common shareholders for the six months ended June 30, 2017 was $3,885,517, or $0.62 per share, compared with a net loss available to common shareholders for the six months ended June 30, 2016 of $4,737,650, or $2.77 per share.

Conference Call and Webcast

Skyline management will host a conference call with accompanying slides beginning at 11:00 a.m. Eastern time August 15, to discuss its definitive agreement with CytoBioscience as well as its second quarter 2017 financial results, and to answer questions.  To access the conference call, U.S.-based listeners should dial (844) 666-7589 and international listeners should dial (443) 961-0433. All listeners should provide passcode 68661783. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website at www.skylinemedical.com.

The slides that accompany the conference call prepared remarks will be posted to the Investor Information section of www.skylinemedical.com prior to the start of the call.

Following the conclusion of the conference call, a telephone replay will be available through August 21, 2017 and can be accessed by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S.  All listeners should provide passcode 68661783.  The webcast will be available for a time on the Company’s website.

About the STREAMWAY System

Skyline's revolutionary, FDA-cleared STREAMWAY system is the first true direct-to-drain fluid disposal system designed specifically for medical applications, such as radiology, endoscopy, urology and cystoscopy procedures. It connects directly to a facility's plumbing system to automate the collection, measurement and disposal of waste fluids.  As of December 31, 2016, Skyline Medical customers have installed 100 STREAMWAY systems in 50 facilities across 19 states.

The STREAMWAY minimizes human intervention for better safety and improves compliance with Occupational Safety and Health Administration (OSHA) and other regulatory agency safety guidelines. It also provides unlimited capacity for increased efficiency in the operating room, which leads to greater profitability. Furthermore, the STREAMWAY eliminates canisters to reduce overhead costs and provides greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the U.S.  For a demonstration please visit www.skylinemedical.com or call 855-785-8855.

About Skyline Medical

Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, risks related to the proposed merger, including the fact that we may not complete the merger; we do not have complete information about CytoBioscience, including audited financial statements; the combined company will not be able to continue operating without additional financing; possible failure to realize anticipated benefits of the merger; costs associated with the merger may be higher than expected; the merger may result in disruption of the Company’s and CytoBioscience’s existing businesses, distraction of management and diversion of resources; delay in completion of the merger may significantly reduce the expected benefits; and the market price of the Company’s common stock may decline as a result of the merger. Other risks and uncertainties relating to the Company include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

SKYLINE MEDICAL INC. CONDENSED BALANCE SHEETS (Unaudited)

	June 30, 2017	December 31, 2016

Current Assets:
Cash and Cash Equivalents	$1,159,849	$1,764,090
Certificates of Deposit	2,693,174	100,000
Marketable Securities	-	284,329
Accounts Receivable	45,004	38,919
Inventories	242,204	272,208
Prepaid Expense and other assets	188,529	148,637
Total Current Assets	4,328,760	2,608,183

Fixed Assets, net	109,929	101,496
Intangibles, net	93,305	97,867

Total Assets	$4,531,994	$2,807,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$57,427	$220,112
Accrued Expenses	1,183,673	1,346,105
Deferred Revenue	14,157	7,998
Total Current Liabilities	1,255,257	1,574,215

Accrued Expenses	77,314	309,649
Total Liabilities	1,332,571	1,883,864
Commitments and Contingencies	-	-
Stockholders’ Equity:
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Common Stock, $.01 par value, 24,000,000 authorized, 6,189,428 and 4,564,428 outstanding	61,894	45,644
Additional paid-in capital	54,040,705	47,894,196
Accumulated Deficit	(50,903,968)	(47,018,451)
Accumulated Other Comprehensive Income	-	1,501
Total Stockholders' Equity	3,199,423	923,682

Total Liabilities and Stockholders' Equity	$4,531,994	$2,807,546

SKYLINE MEDICAL INC. CONDENSED STATEMENTS OF OPERATIONS and OTHER COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$106,822	$85,422	$281,988	$182,326

Cost of goods sold	22,010	36,766	59,003	122,649

Gross Margin	84,812	48,656	222,985	59,677

General and administrative expense	2,214,705	2,262,481	3,346,777	3,951,057

Operations expense	182,507	244,840	383,001	635,206

Sales and marketing expense	231,270	102,616	378,724	211,064

Interest expense	-	-	-	-

Total expense	2,628,482	2,609,937	4,108,502	4,797,327

Net loss available to common shareholders	(2,543,670)	(2,561,281)	(3,885,517)	(4,737,650)

Other comprehensive income
Unrealized gain from marketable securities	-	3,028	-	5,878

Comprehensive loss	$(2,543,670)	$(2,558,253)	$(3,885,517)	$(4,731,772)

Loss per common share - basic and diluted	$(0.41)	$(0.95)	$(0.62)	$(2.77)

Weighted average shares used in computation - basic and diluted	6,167,689	2,695,203	6,308,554	1,709,526

Contacts:
LHA
Kim Sutton Golodetz
kgolodetz@lhai.com
(212) 838-3777
  or
Bruce Voss
bvoss@lhai.com
(310) 691-7100